                                                                  EXHIBIT (a)(1)

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                                  EXCHANGE OF
                 OUTSTANDING STOCK OPTIONS HELD BY EMPLOYEES OF
                          CASELLA WASTE SYSTEMS, INC.

                            ------------------------

    This document constitutes part of the Section 10(a) prospectuses relating to each of the Company's stock option plans registered with the Securities and Exchange Commission.

                            ------------------------

    Any questions or requests for assistance or additional copies of any documents referred to in this offer may be directed to Ms. Priscilla Hughes or Ms. Mary Mullin, Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont, telephone: (802) 775-0325.

                            ------------------------

                                    July 2, 2001

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
                          CASELLA WASTE SYSTEMS, INC.
                     EXCHANGE OF OUTSTANDING STOCK OPTIONS

       YOUR RIGHT TO REQUEST THAT WE EXCHANGE YOUR OPTIONS AND YOUR RIGHT TO
            WITHDRAW SUCH REQUEST EXPIRE AT 12:00 MIDNIGHT, RUTLAND,
                VERMONT TIME, ON JULY 31, 2001, UNLESS EXTENDED.

    We are offering our full-time and part-time employees, other than executive officers and directors, the opportunity to ask us to exchange their outstanding stock options for new options. Only those options with exercise prices of $12.00 or more per share will be eligible for exchange (the "eligible options"). The new options will be issued six months plus one day after the expiration of this offer. The new options will be exercisable for one share of common stock for every two shares issuable upon exercise of a surrendered option. If you wish to exchange options, you do not need to surrender all of your eligible option grants. However, you do need to surrender all unexercised options of any eligible option grant that you elect to surrender. You will not receive a grant of new options if you are not still employed by us on the date that the new options are granted.

    We are making this offer upon the terms and subject to the conditions described in the enclosed materials. This offer is not conditioned upon a minimum number of options being surrendered. This offer is subject to conditions that we describe in Section 6.

                                   IMPORTANT

    Regardless of whether you wish to surrender options for exchange, you must complete and sign the election form and return it to Priscilla Hughes or Mary Mullin, care of Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701 before 12:00 midnight, Rutland, Vermont Time, on July 31, 2001. Priscilla or Mary must receive your election form by July 31, 2001. You must also return your stock option agreements for any options you elect to surrender. If you have lost or otherwise misplaced the option agreements, please call Priscilla or Mary at (802) 775-0325 to request an "affidavit of lost stock option agreement," which you must complete and return to Priscilla or Mary by the expiration date of this offer.

    For purposes of this offer, we will be deemed to have accepted options for exchange that are validly surrendered and not properly withdrawn as of the time when we give oral or written notice to optionholders of our acceptance of the surrendered options for exchange. Subject to our rights to extend, terminate and amend this offer, and subject to our right to reject all requests for exchange at our discretion, we currently expect that we will accept promptly after the expiration of this offer all properly surrendered options that are not validly withdrawn.

    WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD SURRENDER OR NOT SURRENDER YOUR OPTIONS THROUGH THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THESE MATERIALS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THESE MATERIALS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                               TABLE OF CONTENTS

                                                                   PAGE NO.
                                                                   --------
SUMMARY TERM SHEET...............................................      1

THE OFFER........................................................      6

 1.  NUMBER OF OPTIONS; EXPIRATION DATE..........................      6

 2.  PURPOSE OF THIS OFFER.......................................      7

 3.  PROCEDURES FOR SURRENDERING OPTIONS.........................      7

 4.  CHANGE IN ELECTION..........................................      8

 5.  ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND
       ISSUANCE OF NEW OPTIONS...................................      9

 6.  CONDITIONS OF THIS OFFER....................................      9

 7.  PRICE RANGE OF CLASS A COMMON STOCK.........................     10

 8.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS....     11

 9.  INFORMATION ABOUT CASELLA WASTE SYSTEMS, INC.; RISK
       FACTORS...................................................     13

10.  INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND
       ARRANGEMENTS CONCERNING THE OPTIONS.......................     15

11.  STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING
       CONSEQUENCES OF THIS OFFER................................     15

12.  LEGAL MATTERS; REGULATORY APPROVALS.........................     16

13.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES...............     16

14.  EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT.............     18

15.  FEES AND EXPENSES...........................................     19

16.  ADDITIONAL INFORMATION......................................     19

17.  MISCELLANEOUS...............................................     20

SCHEDULE A INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS
  OF CASELLA WASTE SYSTEMS, INC..................................     21

                               SUMMARY TERM SHEET

    THE FOLLOWING ARE ANSWERS TO SOME OF THE QUESTIONS THAT YOU MAY HAVE ABOUT OUR OFFER. WE URGE YOU TO READ ALL OF THESE MATERIALS CAREFULLY BECAUSE THE INFORMATION IN THIS SUMMARY IS NOT COMPLETE. WE HAVE INCLUDED REFERENCES TO THE RELEVANT SECTIONS FOLLOWING THIS SUMMARY WHERE YOU CAN FIND A MORE COMPLETE DESCRIPTION OF THE TOPICS IN THIS SUMMARY.

Q.1.  WHAT OPTIONS ARE COVERED BY THIS OFFER?

    We are offering you the opportunity to ask us to exchange any or all outstanding stock options having an exercise price of $12.00 or more per share. In order to receive a new option in exchange for a surrendered option, you must be an employee of Casella or one of its subsidiaries on the grant date of the new options, which will be at least six months plus one day after the expiration of this offer. (See Section 1)

Q.2.  WHY ARE WE MAKING THIS OFFER?

    We as a company believe that it is important to align the interests of our employees with those of our stockholders. Because many of our outstanding options have exercise prices that are significantly higher than the current market price of our Class A common stock, we felt it appropriate to offer this exchange program to re-establish the alignment of interests. (See Section 2)

Q.3.  ARE THERE CONDITIONS TO THIS OFFER?

    This offer is subject to certain conditions which we believe are customary for programs of this sort, including the conditions described in Section 6. This offer is not conditioned upon a minimum number of optionholders participating in this offer or a minimum number of options being surrendered. If we accept your options for exchange, you will be deemed to have surrendered them on the date that this offer expires.

Q.4. WHAT IF I AM AN EMPLOYEE OF CASELLA OR ONE OF ITS SUBSIDIARIES WHEN THIS OFFER EXPIRES, BUT NOT AN EMPLOYEE ON THE GRANT DATE OF THE NEW OPTIONS?

    If you do not surrender your options, then, when your employment with Casella ends, you generally will be able to exercise your eligible options following the termination of your employment to the extent set forth in the applicable option agreement. However, if you surrender your existing options, those options will be cancelled. The new options you receive will not be granted until at least six months plus one day after the expiration of this offer. As a result, if your employment ends prior to the grant date of the new options, you will not receive the new options.

Q.5. HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I SURRENDER FOR EXCHANGE?

    For every two shares that your surrendered option is exercisable for, you will receive an option to purchase one share. For example:

IF YOU SURRENDER AN OPTION EXERCISABLE FOR:  YOU WILL RECEIVE A NEW OPTION EXERCISABLE FOR:
-------------------------------------------  ----------------------------------------------
20,000 shares...........................     10,000 shares
15,000 shares...........................     7,500 shares
10,000 shares...........................     5,000 shares

Q.6.  WHEN WILL I RECEIVE MY NEW OPTIONS?

    We expect that the new options will have a grant date of February 4, 2002. We expect to distribute the new option agreements within two weeks after the date of grant of the new options. (See Section 5)

Q.7. WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THIS OFFER?

    If we were to grant the new options on any date which is earlier than six months plus one day after the date you surrender your existing options, we would be required for accounting purposes to treat the new options as variable awards. This means that we would be required periodically to reflect decreases and increases in the price of our Class A common stock as a compensation expense (or credit) relating to the options. We would have to continue this variable accounting for these options until they were exercised, forfeited or terminated. The higher the market value of our Class A common stock, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months plus one day, we believe we will not have to treat the options as variable awards. (See Section 11)

Q.8.  WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

    The new options will have an exercise price equal to the per share closing price of our Class A common stock as quoted by the Nasdaq National Market on the date the new options are granted. We recommend that you obtain current market quotations for our Class A common stock before deciding whether to elect to surrender your options. (See Section 8)

Q.9.  WHEN WILL THE NEW OPTIONS VEST?

    Each new option granted will vest as follows:

    - to the extent that the surrendered option was already vested on the date that the option is surrendered, the new option will be vested;

    - to the extent that the unvested portion of a surrendered option would have vested between the surrender date and the grant date of the new option, the new option will be vested; and

    - to the extent the surrendered option would have thereafter vested, the new option will continue to vest on a schedule that is equivalent to what would have been in place had the surrendered option remained in effect.

Q.10. WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY NEW OPTIONS THAN I WOULD UNDER THE OPTIONS I SURRENDER?

    Yes, to the extent that your surrendered options were vested before the grant date of the new options. If you surrender options that are vested, you could have exercised them at any time in accordance with their terms if you had not surrendered them. You will not be able to exercise your new vested options until, at the earliest, the date that you receive them, which is at least six months plus one day after the expiration of this offer.

Q.11.  WHEN WILL THE NEW OPTIONS EXPIRE?

    The new options will expire at 12:00 midnight, Rutland, Vermont Time, ten years from the date that the new options are granted. (See Section 8)

Q.12. IF I ELECT TO EXCHANGE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

    If you elect to exchange an option grant, you do not need to exchange all of your eligible option grants. For example, if you have three option grants at different exercise prices, $11.00, $23.00 and $27.00, and you elect to surrender options in this offer, you can exchange the $23.00 option grant and not exchange the $27.00 option grant (or vice versa). You must exchange all options subject to the option grant that you are surrendering for exchange. You will not be able to exchange the $11.00 option grant. (See Section 3)

Q.13.  CAN I CHANGE MY ELECTION REGARDING PARTICULAR OPTIONS I SURRENDER?

    Yes, you may change your election regarding particular options at any time before the offer expires. If we extend the offer beyond that time, you may change your election regarding particular options at any time until the extended expiration of the offer. In order to change your election, you must deliver to Priscilla Hughes or Mary Mullin a change in election form. If you change your election in order to accept the offer, you must deliver to Priscilla or Mary a new election form, which includes the information regarding your new election, and which is clearly dated after your original election form. Once we receive a new election form submitted by you, your previously submitted election form will be disregarded. (See Section 4)

Q.14.  WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO THE SURRENDERED OPTIONS?

    Yes. Once we have accepted options surrendered by you, your options will be cancelled and you will no longer have any rights under those options.

Q.15. IF I SURRENDER OPTIONS IN THIS OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

    No. If we accept options you surrender in this offer, you may not receive any other option grants before you receive your new options.

Q.16. WHAT IF CASELLA ENTERS INTO A MERGER OR OTHER SIMILAR TRANSACTION IN WHICH THERE IS A CHANGE IN CONTROL OF CASELLA PRIOR TO THE GRANT OF NEW OPTIONS?

    It is possible that, prior to the grant of new options, we could enter into an agreement such as a merger or other similar transaction which could result in a change of control of us. If such a transaction occurs before the new options are granted, then, on such date as the new options would have been granted to you as described in this offer (provided that you are then still employed by us), you will receive such consideration as you would have received had you held such options on the date of such transaction; provided that if your options would have been assumed or substituted by an acquiring company, you will on such date receive options to purchase shares of common stock of the acquiring company equal to the number of shares of Class A common stock for which you would otherwise have been granted options on such date pursuant hereto, multiplied by the conversion ratio applicable to the acquisition, at an exercise price equal to the fair market value of the acquiring company's stock on the date the new options are granted. The promise to grant stock options which we will give you is a binding commitment, and any successor to us will be bound to honor that commitment.

    You should note that depending on the structure of the type of transaction, if you surrender options you might be deprived of any future price appreciation in the shares subject to the new options and you may receive a security other than an option exercisable for shares of our Class A common stock.

Q.17. WHAT HAPPENS IF THE STOCK PRICE INCREASES AFTER THE DATE MY SURRENDERED OPTIONS ARE CANCELLED?

    The exercise price of any new options granted to you in return for your surrendered options will be the fair market value of a share of Class A common stock on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant. You will be at risk for any increase in our Class A common stock price before the grant date of the new options. From time to time we engage in business acquisitions and other strategic transactions. We may engage in such transactions in the future which could significantly change our structure, ownership, organization or management or the make-up of our board of directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of your surrendered options. You may not enjoy the benefit of any appreciation in connection with such a business acquisition, including one which involves a change in control of us, because the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the price being paid for the shares in the transaction, resulting in limited or no financial benefit to you.

    For example, if you surrender options with a $17.00 exercise price, and our Class A common stock appreciates to $22.00 by the time the new option grants are made, your new option will have a higher exercise price than your surrendered option.

Q.18. WILL I HAVE TO PAY U.S. FEDERAL INCOME TAXES IF I EXCHANGE MY OPTIONS IN THIS OFFER?

    If you elect to surrender options for exchange, you will not recognize income for U.S. federal income tax purposes at the time of the surrender of your eligible options or at the time we grant new options to you. We recommend that you consult with your own tax advisor to determine the tax consequences of this offer to you. (See Section 13)

Q.19. IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

    Except as explained below, all new options that are issued upon surrender of cancelled incentive stock options are intended to be incentive stock options. One of the requirements to qualify as an inventive stock option, however, is a limit on the amount of all incentive stock options received by you from us that can first become exercisable in any one calendar year. No more than $100,000 of incentive stock options (with the dollar amount being determined on the date of grant based on the fair market value of the underlying stock on the date of grant) can first become exercisable in any one calendar year. As a result of a new grant of incentive stock options to you, the entire portion of your options that are vested on the date of grant will be considered first exercisable in 2002. Therefore, it is possible that a portion of your existing incentive stock options will no longer satisfy the $100,000 limit. If a portion of your existing options exceeds the $100,000 limit, then that portion will be deemed to be nonqualified stock options. (See Section 13)

Q.20.  WHAT HAPPENS IF I ELECT NOT TO SURRENDER ANY OPTIONS PURSUANT TO THIS
OFFER?

    Options that you choose not to surrender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms. These options will retain their current exercise price and current vesting schedule.

    Please note that through these materials, we are offering you the opportunity to ask us to exchange your options on the terms described in these materials, and that we have the right to reject any such request that you may make to us. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of any incentive stock option that could be exchanged (whether or not it was exchanged). We believe that we have structured this offer so as to mitigate the risk that the IRS would make a similar assertion with respect to this offer. However, we do not know if the IRS will assert the position that our solicitation of requests constitutes a "modification" of incentive stock options that can be but are not surrendered. A successful assertion by the IRS of this position could extend the options' requisite holding periods to qualify for favorable tax treatment and could also convert some incentive stock options into nonqualified stock options. (See Section 13)

Q.21. WHEN DOES THIS OFFER EXPIRE? CAN THIS OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

    This offer expires on July 31, 2001, at 12:00 midnight, Rutland, Vermont Time, unless we extend it.

    Although we do not currently intend to do so, we may, in our discretion, extend this offer at any time. If we extend this offer, we will notify you of the extension. (See Section 1)

Q.22.  WHAT DO I NEED TO DO?

    Whether you elect to surrender your options for exchange or not, you need to make your election and sign the election form and deliver it to Priscilla Hughes or Mary Mullin before 12:00 midnight, Rutland, Vermont Time, on July 31, 2001. Priscilla or Mary must receive your election form by July 31, 2001. You must also return your stock option agreements for any options you elect to surrender. If you have lost or otherwise misplaced the option agreements you elect to surrender, please call Priscilla or Mary at (802) 775-0325 to request an "affidavit of lost stock option agreement," which you must complete and return to Priscilla or Mary by the expiration date of this offer. If you have any other questions, please contact Priscilla or Mary. We will only accept a paper copy of your election form. Delivery by e-mail will not be accepted. (See Section 3)

    If we extend this offer beyond July 31, 2001, then you must sign and deliver the election form and the other required documentation before the extended expiration date. Although we may reject all requests to exchange at our discretion, we currently expect to accept for exchange all properly surrendered options promptly after this offer expires. If you do not sign and deliver the election form before this offer expires, it will have the same effect as if you rejected this offer.

Q.23.  WHAT DO WE THINK OF THIS OFFER?

    Although the board of directors has approved this offer, it recognizes that your decision is an individual one that should be based on a variety of factors. As a result, you should consult with your personal advisors if you have questions about your financial or tax situation. We are not making a recommendation to as to whether or not you should ask us to exchange options pursuant to this offer. However, please note that if you are not an employee on the date the new options are granted, you will not receive the new options.

Q.24.  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THIS OFFER?

    For additional information or assistance, you should contact
Priscilla Hughes or Mary Mullin at (802) 775-0325.

                                   THE OFFER

1.  NUMBER OF OPTIONS; EXPIRATION DATE.

    We are offering you the opportunity to ask us to exchange eligible stock options held by you for new options. Eligible options are all outstanding options that have an exercise price of $12.00 or more per share. All full-time and part-time employees, other than executive officers, are eligible to participate. You will not receive a grant of new options if you are not either still employed by us on the date that the new options are granted.

    If you elect to surrender options, you must surrender all unexercised options from an eligible option grant. Our offer is subject to the terms and conditions described in these materials. We will only consider exchanging options that are properly returned and not withdrawn in accordance with
Section 3.

    For every two shares that your surrendered option is exercisable for, you will receive an option to purchase one share. For example:

IF YOU SURRENDER AN OPTION EXERCISABLE FOR:  YOU WILL RECEIVE A NEW OPTION EXERCISABLE FOR:
-------------------------------------------  ----------------------------------------------
20,000 shares...........................     10,000 shares
15,000 shares...........................     7,500 shares
10,000 shares...........................     5,000 shares

    The vesting of the new options will be in accordance with the vesting schedule of your surrendered options. As such, you will receive credit for vesting accrued prior to the surrendering of the options and will receive credit for the period between the surrender of the options and the grant of the new options. For example, if you surrendered an eligible option grant to purchase 10,000 shares of Class A common stock with a grant date of July 31, 1999 that vested with respect to 25% of the number of shares subject to the option per year beginning on the first anniversary of the date of grant (i.e., 50% of the option shares would be vested as of July 31, 2001), the new option grant that we expect you will receive on February 4, 2002 for 5,000 option shares would be vested as to 50%, or 2,500, of the shares subject to such option.

    We will not issue any options exercisable for fractional shares, and will round up all fractional shares. The exact number of eligible option shares that you have now and the number of new options that you would have if you participated in the exchange and exchanged all of your eligible options is set forth in the enclosed election form. We will issue any new options under our Amended and Restated 1997 Stock Incentive Plan. In addition, we will enter into a new option agreement with you in substantially the form of the incentive stock option agreement and/or nonqualified stock option agreement, depending on the options you surrender and certain tax requirements, filed with these materials.

    The term "expiration date" means 12:00 midnight, Rutland, Vermont Time, on July 31, 2001, unless and until we extend the period of time during which this offer will remain open. If we extend the period of time during which this offer remains open, the term "expiration date" will refer to the latest time and date at which this offer expires.

    We will notify you if we decide to take any of the following actions:

    - we increase or decrease what we will give you in exchange for your options; or

    - we increase or decrease the option exercise price which serves as the threshold for options eligible to be exchanged in this offer.

    If this offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend this offer for a period of ten business days after the date that we notify optionholders of such an increase.

    A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Rutland, Vermont Time.

2.  PURPOSE OF THIS OFFER.

    We are making this offer for compensatory purposes and to further advance our corporate philosophy. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Class A common stock as quoted by the Nasdaq National Market. By making this offer we intend to enhance stockholder value by creating better performance incentives for, and thus increasing retention of, our employees.

    Except as otherwise described in these materials or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

    - an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

    - any purchase, sale or transfer of a material amount of our assets or any subsidiary's assets;

    - any material change in our present dividend rate or policy, or our indebtedness or capitalization;

    - any change in our present board of directors or senior management, including a change in the number or term of directors or to fill any existing board vacancies or change any executive officer's material terms of employment;

    - any other material change in our corporate structure or business;

    - our Class A common stock not being authorized for quotation on the Nasdaq National Market;

    - our Class A common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended;

    - the suspension of our obligation to file reports pursuant to
      Section 15(d) of the Securities Exchange Act;

    - the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with our stock option plans; or

    - any change to our certificate of incorporation or bylaws, or any actions which may make it more difficult for any person to acquire control of Casella, except that we have from time to time considered adopting a shareholders' rights plan and we may adopt such a plan in the future.

3.  PROCEDURES FOR SURRENDERING OPTIONS.

    PROPER SURRENDER OF OPTIONS. To validly surrender some or all of your eligible options for exchange, you must, in accordance with the terms of the election form, properly complete and execute the election form and deliver the election form, along with the original option agreement for each surrendered option and any other required documents, to Priscilla Hughes or Mary Mullin. Priscilla or Mary must receive all of the required documents before the expiration date. The expiration date is July 31, 2001. If you have lost or otherwise misplaced the option agreements you elect to surrender, please call Priscilla or Mary at (802) 775-0325 to request an "affidavit of lost stock option agreement," which you must complete and return to Priscilla or Mary by the expiration date of this offer.

    THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY NOTICES TO CHANGE YOUR ELECTION FROM "ACCEPT" TO "REJECT" OR "REJECT" TO "ACCEPT" AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR RISK.

    DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility, including time of receipt, and acceptance of any surrender of options. Our determination of these matters will be final and binding on all parties. Furthermore, subject to our compliance with Rule 13e-4 under the Securities Exchange Act, we reserve the right to reject any or all surrenders of options in our discretion. We further reserve the right to waive any of the conditions of this offer or any defect or irregularity in any surrender of any particular options or for any particular optionholder. This is a one-time offer, and we will strictly enforce this offer period, subject only to an extension which we may grant in our sole discretion.

    OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. Your surrender of options pursuant to the procedures described in this offer constitutes your acceptance of the terms and conditions of this offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR SURRENDERED OPTIONS THROUGH THIS OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THIS OFFER. THE PROMISE TO GRANT STOCK OPTIONS WHICH WE WILL GIVE YOU REFLECTS THIS COMMITMENT.

    For purposes of this offer, we will consider accepting options for exchange that are validly surrendered and not properly withdrawn as of the expiration of this offer. Subject to our rights to extend, terminate and amend this offer, and subject to our right to reject all requests for exchange at our discretion, we currently expect that we will accept promptly after the expiration of this offer all properly surrendered options that are not validly withdrawn.

4.  CHANGE IN ELECTION.

    You may only change your election to surrender your options by following the procedures described in this Section. If you elect to surrender your options and you later want to change your election, you must do so with respect to all eligible options of a particular grant. Similarly, if you elect not to surrender your options and you later want to change your election, you must do so with respect to all eligible options of a particular grant. We will only accept a paper copy of your change in election form. Delivery by e-mail will not be accepted.

    To change your election, you must deliver a change in election form to Priscilla Hughes or Mary Mullin. The change in election form must be signed by you, have your printed name on it, and must clearly indicate whether you elect to participate in this offer. If you are changing your election in order to accept the offer, you must also complete a new election form, which must be clearly dated after your original election form. Once we receive a new election form submitted by you, your previously submitted election form will be disregarded.

    You may change your election at any time before 12:00 midnight, Rutland, Vermont Time, on the expiration date. If we extend this offer beyond that time, you may change your election more than once and at any time until the extended expiration of this offer. In addition, unless we accept your options for exchange prior to 40 business days from the commencement of this offer, you may withdraw your surrendered options at any time after the expiration date.

    Neither we nor any other person is obligated to give notice of any defects or irregularities in any change in election form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the validity and form, including time of receipt, of change in election forms. Our determinations of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW OPTIONS.

    For purposes of this offer, we will be deemed to have accepted options for exchange that are validly surrendered and not properly withdrawn as of the time when we give oral or written notice to optionholders of our acceptance of the surrendered options for exchange. Subject to our rights to extend, terminate and amend this offer, and subject to our right to reject all requests for exchange at our discretion, we currently expect that we will accept promptly after the expiration of this offer all properly surrendered options that are not validly withdrawn.

    On the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will cancel the surrendered options which you have not validly withdrawn and which we have accepted for surrender. We will issue to you a promise to grant stock options after our cancellation of the surrendered options. We expect you will receive your new option agreement within two weeks after the grant date of the new options. You will not receive a grant of new options if you are not still employed by us on the date that the new options are granted.

6.  CONDITIONS OF THIS OFFER.

    We will not be required to accept any options surrendered to us. Additionally, we may terminate or amend this offer, or postpone our acceptance and cancellation of any options returned to us, in each case, subject to Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, if at any time prior to the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgment it is inadvisable for us to proceed with this offer:

    - any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the surrendered options, the issuance of new options, or otherwise relates to this offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from this offer;

    - any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

       (a) make it illegal for us to accept some or all of the surrendered options or to issue some or all of the new options or otherwise restrict or prohibit consummation of this offer or otherwise relate to this offer;

       (b) delay or restrict our ability, or render us unable, to accept the surrendered options for exchange or to issue new options for some or all of the surrendered options;

       (c) materially impair the benefits we believe we will receive from this offer; or

       (d) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

    - there is any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

    - another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

       (a) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Class A common stock, or any new group is formed that beneficially owns more than 5% of the outstanding shares of our Class A common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this offer;

       (b) any such person, entity or group that has filed a Schedule 13D or
           Schedule 13G with the SEC on or before the date of this offer has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Class A common stock; or

       (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; or

    - any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that in our reasonable judgment is or may be material to us.

    The conditions to this offer are for our benefit. We may assert them in our discretion before the expiration date and we may waive them at any time and from time to time, whether or not we waive any other condition to this offer. Our failure to exercise any of these rights is not a waiver of any of these rights, and the waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section will be final and binding upon everyone.

7.  PRICE RANGE OF CLASS A COMMON STOCK.

    Our Class A common stock is quoted by the Nasdaq National Market under the symbol "CWST". The following table shows, for the periods indicated, the high and low sales prices per share of our Class A common stock as reported by the Nasdaq National Market.

QUARTER ENDED                                                   HIGH       LOW
-------------                                                 --------   --------
Fiscal Year 2002
  Quarter ended July 31, 2001 (through June 28, 2001).......   $11.50     $ 8.90

Fiscal Year 2001
  Quarter ended April 30, 2001..............................   $ 9.56     $ 5.63
  Quarter ended January 31, 2001............................   $ 9.38     $ 3.25
  Quarter ended October 31, 2000............................   $12.50     $ 7.93
  Quarter ended July 31, 2000...............................   $13.69     $ 7.44

Fiscal Year 2000
  Quarter ended April 30, 2000..............................   $15.44     $ 5.75
  Quarter ended January 31, 2000............................   $19.31     $13.13
  Quarter ended October 31, 1999............................   $26.62     $12.75
  Quarter ended July 31, 1999...............................   $27.25     $19.06

    As of June 28, 2001, the last reported sale price of our Class A common stock as quoted by the Nasdaq National Market was $11.22 per share.

    We recommend that you obtain current market quotations for our Class A common stock before deciding whether to elect to surrender your eligible options.

8.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

    CONSIDERATION. For every two shares that your surrendered option is exercisable for, you will receive an option to purchase one share. For example:

IF YOU SURRENDER AN OPTION EXERCISABLE FOR:  YOU WILL RECEIVE A NEW OPTION EXERCISABLE FOR:
-------------------------------------------  ----------------------------------------------
20,000 shares...........................     10,000 shares
15,000 shares...........................     7,500 shares
10,000 shares...........................     5,000 shares

    Each new option granted will vest as follows:

    - to the extent that the surrendered option was already vested on the date that the option is surrendered, the new option will be vested;

    - to the extent that the unvested portion of a surrendered option would have vested between the surrender date and the grant date of the new option, the new option will be vested; and

    - to the extent the surrendered option would have thereafter vested, the new option will continue to vest on a schedule that is equivalent to what would have been in place had the surrendered option remained in effect.

    The exercise price of the new options will equal the closing price of a share of Class A common stock as quoted by the Nasdaq National Market on the date of grant, which will be at least six months plus one day after the expiration of this offer.

    As of June 26, 2001, there were issued and outstanding options to purchase 1,937,050 shares of our Class A common stock that are eligible to participate in this offer. If all outstanding eligible options are exchanged, we will grant new options to purchase a total of 968,525 shares of our Class A common stock. Assuming all such options are issued, the Class A common stock issuable upon exercise of the new options will equal approximately 4.3% of the total shares of our Class A common stock outstanding as of June 26, 2001. We will issue the new options under our Amended and Restated 1997 Stock Incentive Plan. We do not have any intention of issuing new options under any other stock option plan.

    TERMS OF NEW OPTIONS. We will enter into a new option agreement with each optionholder who elects to surrender options in this offer and which we have elected to exchange. The terms and conditions of the new options may vary from the terms and conditions of the options surrendered for exchange. Because we will not grant new options until at least six months plus one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the surrendered options, including as a result of a significant corporate event. The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

    The following descriptions of the Amended and Restated 1997 Stock Incentive Plan and the form of the new option agreements are summaries and are not complete. Complete information about the option plan and the new options is included in the option plan and the form of the new option agreement to be entered into between you and us. The Amended and Restated 1997 Stock Incentive Plan and the form of the new incentive stock option agreement and nonqualified stock option agreement are on file with the SEC as exhibits to the Schedule TO which was filed in connection with this offer. Please contact Priscilla Hughes or Mary Mullin to request copies of the Amended and

Restated 1997 Stock Incentive Plan and the form of the new option agreements. We will provide copies promptly and at our expense.

    GENERAL. The maximum number of shares of Class A common stock issuable in connection with options granted under the Amended and Restated 1997 Stock Incentive Plan is 5,328,135 shares. No one person may receive options to purchase more than 200,000 shares under the Amended and Restated 1997 Stock Incentive Plan in any one fiscal year. The Amended and Restated 1997 Stock Incentive Plan permits us to grant options intended to qualify as incentive stock options under the Internal Revenue Code and nonqualified options, which are options that do not qualify as incentive stock options. Subject to the limitations of the Internal Revenue Code, the new options that are issued upon surrender of incentive stock options are intended to qualify as incentive stock options. New options that are issued upon surrender of nonqualified stock options will be nonqualified stock options.

    ADMINISTRATION. The option plan is administered by the Compensation Committee of our board of directors, provided that the Stock Plan Subcommittee administers the issuance of awards to our executive officers. The Compensation Committee members are appointed by our board of directors to serve for terms specified by the board. The board may remove or reconstitute the Compensation Committee at any time, subject to certain requirements.

    TERM. The term of each option granted under the plan is fixed by the Compensation Committee at the time of grant. The new options to be granted in connection with the exchange will have a term of ten years that expires at 12:00 midnight, Rutland, Vermont Time, ten years from the date of grant.

    TERMINATION. Except as your new option agreement or the option plan otherwise provides, the new options will not be exercisable following termination of your employment. In that case, your new option will be exercisable, to the extent of the number of shares then vested and exercisable,
(a) within 90 days of termination, if the termination is the result of your death or disability, or (b) within 30 days of termination for any other reason except your termination for cause. However, in no event will a new option be exercisable after its expiration date. The new option agreements will provide that an employee's options will terminate immediately if his or her employment terminates for "cause." "Cause" means willful misconduct by the optionee or willful failure by the optionee to perform his or her responsibilities for us (including, without limitation, breach by the optionee of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the optionee and us), as determined by us, which determination will be conclusive. The optionee is considered to have been discharged for "cause" if we determine, within 30 days after the optionee's resignation, that discharge for cause was warranted.

    EXERCISE PRICE. The new options will have an exercise price equal to the closing price of our Class A common stock as quoted by the Nasdaq National Market on the date of grant of the new option, which we expect will be February 4, 2002.

    PAYMENT OF EXERCISE PRICE. Class A common stock purchased upon the exercise of a new option granted under the plan can be paid for as follows:

    - in cash or by check, payable to the order of Casella;

    - except as the board of directors may otherwise provide in an option agreement, (i) by delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to Casella sufficient funds to pay the exercise price, or delivery by the optionee to Casella of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to Casella cash or a check sufficient to pay the exercise price, or (ii) by delivery of shares of Class A common stock owned by the optionee valued at their fair market value as determined by the board of directors in good faith, which Class A common stock was owned by the optionee at least six months prior to such delivery;

    - to the extent permitted by the board of directors and explicitly provided in an option agreement (i) by delivery of a promissory note of the optionee to Casella on terms determined by the board of directors, or
      (ii) by payment of such other lawful consideration as the board of directors may determine; or

    - any combination of the above permitted forms of payment.

    VESTING AND EXERCISE. The Compensation Committee has the authority to determine the time or times at which options granted under the plan may be exercised. The Compensation Committee may also accelerate the exercisability of options. The vesting of the new options will be in accordance with the vesting schedule of the surrendered options as described above.

    ADJUSTMENTS UPON CERTAIN EVENTS. The plan contains provisions for the treatment of options in the event of (i) a merger or consolidation which results in all of the voting securities of Casella outstanding immediately prior thereto representing immediately thereafter less than 50% of the combined voting power of the voting securities of the surviving or acquiring entity, (ii) any sale of all or substantially all of the assets of Casella, or (iii) the complete liquidation of Casella.

    If the outstanding shares of common stock are changed by reason of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spinoff or other similar change in capitalization or event, or any distribution to holders of common stock other than a normal cash dividend, the board of directors will appropriately adjust the relevant terms and provisions of outstanding options to the extent it shall determine, in good faith, that such adjustment is necessary and appropriate.

    TAX CONSEQUENCES. You should refer to Section 13 below for a discussion of the material U.S. federal income tax consequences of the new options and the eligible options, as well as the consequences of this offer. We recommend that you consult with your own tax advisor to determine the specific tax consequences of this offer to you.

    REGISTRATION OF OPTION SHARES. All shares of Class A common stock issuable upon exercise of options under the option plans, including the shares that will be issuable upon exercise of new options, have been registered under the Securities Act of 1933 on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of Casella, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

9.  INFORMATION ABOUT CASELLA WASTE SYSTEMS, INC.; RISK FACTORS

    INFORMATION ABOUT CASELLA WASTE SYSTEMS, INC. Casella Waste Systems, Inc. is a regional, integrated solid waste services company that provides collection, transfer, disposal and recycling services, generates steam and manufactures finished products utilizing recyclable materials primarily throughout the eastern portion of the United States and parts of Canada. Casella also markets recyclable metals, aluminum, plastics, paper and corrugated cardboard all processed at its facilities and recyclables purchased from third parties. Casella also generates electricity at its waste-to-energy facilities.

    Our principal corporate offices are located at 25 Greens Hill Lane, Rutland, Vermont 05701. Our Class A common stock is listed by the Nasdaq National Market under the symbol "CWST".

    See "Additional Information" in Section 16 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

                                  RISK FACTORS

    Participation in this offer involves a number of potential risks, including those described below. The risks described below and the risk factors under the heading entitled "Certain Factors That May Affect Future Results" in our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2001, filed on March 16, 2001, as amended on March 19, 2001, highlight the material risks of participating in this offer. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding whether to surrender or not surrender options in this offer. In addition, we strongly urge you to read the rest of these materials for a fuller discussion of the risks which may apply to you before deciding whether to surrender or not surrender your options in this offer.

ECONOMIC RISKS OF PARTICIPATING IN THIS OFFER

IF OUR STOCK PRICE INCREASES AFTER THE DATE YOU SURRENDER YOUR EXISTING OPTIONS, YOUR SURRENDERED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE NEW OPTIONS THAT YOU RECEIVE IN EXCHANGE FOR THEM.

    From time to time we engage in business acquisitions and other strategic transactions. We may engage in such transactions in the future which could significantly change our structure, ownership, organization or management or the make-up of our board of directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of options you elect to have cancelled as part of this offer. As is outlined in Section 8, the exercise price of any new options granted to you in return for your surrendered options will be the fair market value of a share of Class A common stock on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant. You will be at risk of any such increase in our Class A common stock price before the grant date of the new options for these or any other reasons.

PARTICIPATION IN THIS OFFER WILL MAKE YOU INELIGIBLE TO RECEIVE ANY OPTION GRANTS UNTIL FEBRUARY 4, 2002 AT THE EARLIEST.

    Employees are generally eligible to receive option grants at any time that the board of directors or Compensation Committee chooses to make them. However, if you participate in this offer, you will not be eligible to receive any option grants until February 4, 2002 at the earliest because of potentially adverse accounting consequences to us if options were granted earlier.

IF YOUR EMPLOYMENT TERMINATES PRIOR TO THE GRANT OF THE NEW OPTION, YOU WILL RECEIVE NEITHER A NEW OPTION NOR THE RETURN OF YOUR SURRENDERED OPTION.

    Once your option is surrendered and accepted by us, it is gone for good. Accordingly, if your employment terminates for any reason prior to the grant of the new option, you will have the benefit of neither the surrendered option nor the new option.

TAX-RELATED RISKS OF RECEIVING AND PARTICIPATING IN THIS OFFER

YOUR NEW OPTION MAY BE A NONQUALIFIED STOCK OPTION, WHEREAS YOUR SURRENDERED OPTION MAY HAVE BEEN AN INCENTIVE STOCK OPTION.

    If your surrendered option was an incentive stock option, your new option will be an incentive stock option, but only to the extent it qualifies as such under the Internal Revenue Code. For options to qualify as incentive stock options, the value of shares subject to the options and any other incentive stock options issued by us that first become exercisable by the optionholder in any calendar year cannot exceed $100,000, as determined using the value of the shares on the grant date. It is possible that by participating in this exchange, your options will exceed this limit and will be treated as nonqualified stock options to the extent of that excess. In general, nonqualified stock options may be less favorable to you from a tax perspective.

EVEN IF YOU ELECT NOT TO PARTICIPATE IN THIS OFFER, YOUR INCENTIVE STOCK OPTIONS MAY BE AFFECTED.

    We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in this offer. We also believe that this offer will not change the U.S. federal income tax treatment of subsequent exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in this offer. However, there is a risk that the IRS may characterize this offer as a "modification" of your eligible incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of any incentive stock option that could be exchanged (whether or not it was exchanged). This does not necessarily mean that our offer will be viewed the same way, and, in fact, we believe that we have structured this offer so as to mitigate this risk. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options that can be surrendered. A successful assertion by the IRS of this position could extend the options' requisite holding periods to qualify for favorable tax treatment and could also convert some incentive stock options into nonqualified stock options.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

    A list of our directors and executive officers is attached to this offer as Schedule A. All full-time and part-time employees, other than executive officers and directors, are eligible to participate in this offer. In the aggregate, our directors and executive officers hold options to purchase an aggregate of 1,714,631 shares of our Class A common stock, or 32.5% of the total options outstanding to purchase shares of our Class A common stock as of June 28, 2001.

    Other than as described below, there have been no agreements, arrangements or understandings between us and any other person involving the options or our Class A common stock during the 60 days prior to this offer, and there are no such currently proposed agreements, arrangements or understandings other than this offer. In addition, neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any of our affiliates or affiliates of our directors or executive officers, engaged in transactions involving the options or our Class A common stock during the 60 days prior to this offer, with the following exceptions:

    - Senator George J. Mitchell, one of our directors, receives $10,000 per fiscal quarter payable in shares of our Class A common stock, as compensation for serving on our board of directors. For the fiscal quarter ended April 30, 2001, Senator Mitchell received an aggregate of 1,098 shares of our Class A common stock under our Amended and Restated 1997 Stock Incentive Plan, based on the Class A common stock per share closing price of $9.11, as reported by the Nasdaq National Market.

    - Such persons may make periodic purchases pursuant to the provisions of our employee stock purchase plan.

11. STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER.

    Eligible options that are surrendered in connection with this offer will be cancelled if accepted for exchange. The shares of Class A common stock underlying cancelled eligible options that had been granted under our 1996 Stock Option Plan or our Amended and Restated 1997 Stock Incentive Plan will be returned to the pool of shares available for grants of new awards or options under the

Amended and Restated 1997 Stock Incentive Plan. The shares of Class A common stock underlying cancelled eligible options that had been granted under the KTI, Inc. 1994 Long-Term Incentive Award Plan and the KTI, Inc. Non-Plan Stock Option Terms and Conditions will also be cancelled, but are not eligible to be returned to the pool of shares available for grant under the Amended and Restated 1997 Stock Incentive Plan.

    We believe that we will not record compensation expense solely as a result of this offer because:

    - we will not grant any new options until a business day that is at least six months plus one day after the date that we accept and cancel options surrendered for exchange, and

    - the exercise price of all new options will at least equal the per share market value of our Class A common stock on the date we grant the new options.

    We have issued options to certain employees within six months prior to this offer at exercise prices less than $12.00 per share. If those recipients exchange options under this program, then our cancellation of those options would cause us to treat a like number of options issued within six months prior to this offer as a variable award. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the previously granted options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the options.

12.  LEGAL MATTERS; REGULATORY APPROVALS.

    We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in this offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the exchange of options surrendered to us. We cannot assure you that we would be able to obtain any required approval or take any other required action.

13.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

    The following summary is a summary of the United States federal income tax consequences that generally will arise with respect to stock options granted under our Amended and Restated 1997 Stock Incentive Plan and with respect to the sale of Class A common stock acquired under the plans. This summary does not address the tax consequences that may arise with respect to any gift or disposition other than by sale of shares acquired by an optionholder under an option. FOR PRECISE ADVICE AS TO ANY SPECIFIC SET OF CIRCUMSTANCES, OPTIONHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS. Optionholders should also consult with their own tax advisors regarding the application of any state, local, and foreign taxes and any federal gift, estate, and inheritance taxes. This summary is based on the federal tax laws in effect as of the date hereof. Changes to these laws could alter the tax consequences described below.

    GENERAL. Optionholders who surrender outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the surrender of eligible options or at the time of the grant of the new options. We believe that the surrender of eligible options and the grant of the new options will be treated as a non-taxable exchange.

    Please note that through these materials, we are asking you whether you would like to make us an offer to exchange your options on the terms described in these materials, and that we have the right to reject any such offer that you may make to us. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of any incentive stock option that could be exchanged (whether or not it was exchanged). We believe that we have structured this offer so as to mitigate the risk that the IRS would make a similar assertion with respect to this offer. However, we do not know if the IRS will assert the position that our solicitation of requests constitutes a "modification" of incentive stock options that can be surrendered. A successful assertion by the IRS of this position could extend the options' requisite holding periods to qualify for favorable tax treatment and could also convert some incentive stock options into nonqualified stock options.

    INCENTIVE STOCK OPTIONS. In general, an optionholder will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, an optionholder will recognize taxable income with respect to an incentive stock option only upon the sale of shares acquired through the exercise of the option, which we refer to as "ISO shares". Nevertheless, in the case of an optionholder who has not been an employee at all times commencing on the date on which a particular option was granted and ending on the date that is three months before the date on which the option is exercised, an option generally will be treated as though it were a nonqualified stock option and taxed as described below under "Nonqualified Stock Options". Similarly, options will be treated as nonqualified stock options for purposes of the alternative minimum tax. While an optionholder will pay alternative minimum tax only to the extent of the excess of that tax over the optionholder's regular tax, the treatment of an option as a nonqualified stock option for purposes of the alternative minimum tax could create such an excess.

    Generally, the tax consequences of selling ISO shares will vary with the length of time that the optionholder has owned the ISO shares at the time they are sold. If the optionholder sells ISO shares more than two years after the applicable grant date (of the new options, if applicable) and more than one year after the applicable exercise date, then the optionholder will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO shares over the exercise price.

    If the optionholder sells ISO shares prior to satisfying the above waiting periods, which we refer to as a "disqualifying disposition", then the optionholder generally will recognize ordinary compensation income in an amount equal to the lesser of:

        (i) the excess of the fair market value of the ISO shares on the exercise date over the exercise price; and

        (ii) the excess of the sale price of the ISO shares over the exercise price.

    An optionholder making a disqualifying disposition will also recognize capital gain in an amount equal to any excess of the sale price of the ISO shares over the fair market value of the ISO shares on the exercise date. This capital gain will be a long-term capital gain if the optionholder has held the ISO shares for more than one year prior to the date of the sale and will be a short-term capital gain if the optionholder has held the ISO shares for a shorter period.

    If an optionholder sells ISO shares for less than the exercise price, then the optionholder will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO shares. This capital loss will be a long-term capital loss if the optionholder has held the ISO shares for more than one year prior to the date of the sale and will be a short-term capital loss if the optionholder has held the ISO shares for a shorter period.

    If you surrender incentive stock options and those options are accepted for exchange, the new options will be granted as incentive stock options to the maximum extent they qualify. For options to qualify as incentive stock options, however, the value of shares subject to the options and any other incentive stock options granted by us that first become exercisable in any calendar year cannot exceed $100,000, as determined using the grant date value of the shares. The excess will be deemed to be nonqualified stock options. You should note that, particularly if any of the new options will be treated as immediately vested, the new options may exceed the limit for incentive stock options.

    NONQUALIFIED STOCK OPTIONS. As in the case of an incentive stock option, an optionholder will not recognize taxable income upon the grant of a nonqualified stock option. However, an optionholder generally will recognize ordinary compensation income upon the exercise of a nonqualified stock option in an amount equal to the excess of the fair market value of the shares acquired through the exercise of the option, which we refer to as "NQO shares", on the exercise date over the exercise price.

    An optionholder will have a tax basis for any NQO shares equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NQO shares, an optionholder generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NQO shares and the optionholder's tax basis in the NQO shares. This capital gain or loss will be a long-term capital gain or loss if the optionholder has held the NQO shares for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the optionholder has held the NQO shares for a shorter period.

    MAXIMUM INCOME TAX RATES ON CAPITAL GAIN AND ORDINARY INCOME. Long-term capital gain will be taxable at a maximum rate of 20% (18% if certain requirements are satisfied, including the satisfaction of a 5-year holding period). Under recently enacted legislation, short-term capital gain and ordinary income will be taxable at a maximum rate that will be reduced from 39.6% to 35% between 2001 and 2006. Phaseouts of personal exemptions and reductions of allowable itemized deductions at higher levels of income may result in slightly higher marginal tax rates. Ordinary compensation income will also be subject to a medicare tax and, under certain circumstances, a social security tax.

    TAX CONSEQUENCES TO US. The grant of a stock option by us will have no tax consequences to us. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any shares acquired under an option will have any tax consequences to us. However, we generally will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by an optionholder in connection with an option.

    WITHHOLDING. Although an optionholder's disqualifying disposition of ISO shares will result in the recognition of ordinary compensation income, under current law, we will have no withholding obligation with respect to that income. In contrast, we will have a withholding obligation with respect to ordinary compensation income recognized with respect to a nonqualified stock option by an optionholder who has been employed by us. We will require any such optionholder to make arrangements to satisfy this withholding obligation.

    WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14.  EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT.

    We may at any time and from time to time, extend the period of time during which this offer is open by notifying you of the extension.

    Prior to the expiration date, we may postpone accepting and canceling any eligible options if any of the conditions specified in Section 6 occur. In order to postpone, we must notify you of the postponement and give oral or written notice of the postponement to the optionholders. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw this offer.

    We may amend this offer at any time by notifying you of the amendment. If we extend the length of time during which this offer is open, the amendment must be issued no later than 9:00 a.m., Rutland, Vermont Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement relating to this offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

    If we materially change the terms of this offer or the information about this offer, or if we waive a material condition of this offer, we will extend this offer to the extent required by Rule 13e-4(d)(2) and Rule
13e-4(e)(3) promulgated under the Securities Exchange Act. Under these rules the minimum period an offer must remain open following material changes in the terms of this offer or information about this offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will give you notice of the action:

    - we increase or decrease what we will give you in exchange for your options; or

    - we increase or decrease the option exercise price which serves as the threshold for options eligible to be exchanged in this offer.

    If this offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend this offer for a period of ten business days after the date the notice is published.

15.  FEES AND EXPENSES.

    We will not pay any fees or commissions to any broker, dealer or other person for asking optionholders whether they would like to elect to surrender their eligible options under this offer.

16.  ADDITIONAL INFORMATION.

    This offer is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to surrender your eligible options:

(a) our annual report on Form 10-K for our fiscal year ended April 30, 2000, filed with the SEC on August 4, 2000, as amended on August 28, 2000;

(b) our quarterly reports on Form 10-Q for our fiscal quarter ended July 31, 2000, filed with the SEC on September 13, 2000; for our fiscal quarter ended October 31, 2000, filed with the SEC on December 13, 2000; and for our fiscal quarter ended January 31, 2001, filed with the SEC on March 16, 2001, as amended on March 19, 2001;

(c) our current reports on Form 8-K, filed with the SEC on August 18, 2000 and July 2, 2001; and

(d) the description of our common stock included in our registration statement on Form 8-A, filed with the SEC on October 15, 1997, including any amendments or reports we file for the purpose of updating that description.

    The SEC file number for these filings is 000-23211. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

   450 Fifth Street, N.W.          7 World Trade Center          500 West Madison Street
          Room 1024                     Suite 1300                     Suite 1400
   Washington, D.C. 20549        New York, New York 10048        Chicago, Illinois 60661

    You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

    Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

    Our Class A common stock is quoted by the Nasdaq National Market under the symbol "CWST", and our SEC filings can be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                             Washington, D.C. 20006

    We will also provide without charge to each person to whom we deliver a copy of these materials, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                          Casella Waste Systems, Inc.
                              25 Greens Hill Lane
                             Rutland, Vermont 05701
                                Attn: Joe Fusco

or by telephoning Joe Fusco at (802) 775-0325 between the hours of 9:00 a.m. and 5:00 p.m.

    As you read the documents listed in this Section, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer, you should rely on the statements made in the most recently dated document.

    The information contained in this offer should be read together with the information contained in the documents to which we have referred you.

17.  MISCELLANEOUS.

    If at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, this offer will not be made to, nor will exchanges be accepted from or on behalf of, the optionholders residing in that jurisdiction.

                                   SCHEDULE A

                      INFORMATION ABOUT THE DIRECTORS AND
               EXECUTIVE OFFICERS OF CASELLA WASTE SYSTEMS, INC.

    The directors and executive officers of Casella Waste Systems, Inc. and their positions and offices are set forth in the following table:

                NAME                                    POSITION AND OFFICES HELD
-------------------------------------  ------------------------------------------------------------
John W. Casella......................  Chairman of the Board and Chief Executive Officer

James W. Bohlig......................  President, Chief Operating Officer and Director

Jerry S. Cifor.......................  Senior Vice President and Chief Financial Officer*

Charles Leonard......................  Vice President Solid Waste Operations

Douglas R. Casella...................  Director

John F. Chapple III..................  Director

George J. Mitchell...................  Director

D. Randolph Peeler...................  Director

Gregory B. Peters....................  Director

Wilbur L. Ross, Jr...................  Director

    Effective as of July 31, 2001, Mr. Cifor intends to resign his positions of employment with Casella. At such time, Mr. Norris, currently vice president and corporate controller, will become chief financial officer of Casella. The business address and telephone number of each director and executive officer is care of Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701, (802) 775-0325.

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